Execution Copy
January 30, 2018
Roadrunner Transportation Systems, Inc.
1431 Opus Place, Suite 530
Downers Grove, Illinois 60515
Attn:    Curtis W. Stoelting,
Chief Executive Officer

Ladies and Gentlemen:
This letter agreement (this “Agreement”) sets forth the several (and not joint and several) commitment of each investor set forth on Exhibit A hereto (each, an “Equity Sponsor”) to purchase, directly or indirectly, on the terms and subject to the conditions contained herein, certain equity interests of Roadrunner Transportation Systems, Inc., a Delaware corporation (“Roadrunner”). This Agreement is also in reference to (i) that certain Investment Agreement, dated as of May 1, 2017 (as amended, the “Investment Agreement”), among Roadrunner and the Equity Sponsors, and (ii) that certain Credit Agreement, dated as July 21, 2017 (as amended, the “Credit Agreement”), among (x) Roadrunner, (y) the “Borrowers,” the “Subsidiary Guarantors” and the “Lenders” named therein, and (z) BMO Harris Bank, N.A., as Administrative Agent, Swing Line Lender and a Letter of Credit Issuer. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Investment Agreement (to the extent such terms are defined therein).
1.Commitment.

(a)Each Equity Sponsor hereby severally, and not jointly, commits (each, a “Commitment”) to purchase, or cause one or more of its Affiliates or designees to purchase, from time to time at the request of Roadrunner prior to the six-month anniversary hereof, directly or indirectly, on the terms and subject to the conditions set forth herein, newly-issued shares of Series E Preferred Stock (the “New Preferred Shares”) with an aggregate purchase price of up to $52,500,000, allocated to the Equity Sponsors in accordance with the percentages set forth on Exhibit A hereto. Roadrunner and the Equity Sponsors agree that, notwithstanding anything to the contrary in the Certificate of Designations, the “Issuance Date” (as defined in the Certificate of Designations) for each of the New Preferred Shares will be deemed to be May 2, 2017. The per share purchase price for the New Preferred Shares shall be as follows: (i) the per share purchase price for the New Preferred Shares shall equal $1,000 until such time as an aggregate purchase price of $17,500,000 has been paid in respect of the New Preferred Shares (the “First Tranche Milestone”), (ii) the per share purchase price for the New Preferred Shares shall equal $960 from and after the First Tranche Milestone until such time as an aggregate purchase price of $35,000,000 has been paid in respect of the New Preferred Shares (the “Second Tranche Milestone”) and (iii) the per share purchase price for the New Preferred Shares shall equal $920 from and after the Second Tranche Milestone.

(b)In consideration for the Commitment, Roadrunner shall make a cash payment to the Equity Sponsors in an aggregate amount of $1,000,000, which payment shall be allocated to the Equity Sponsors in accordance with the percentages set forth on Exhibit A hereto and made within thirty (30) days of the date hereof by wire transfer of immediately available funds to one or more bank accounts designated in advance by the Equity Sponsors; provided, however, that (x) Roadrunner shall have the right (upon notice to the Equity Sponsors) to terminate this Agreement within thirty (30) days of the date hereof if Roadrunner has not sold any New Preferred Shares to the Equity Sponsors and Roadrunner has not received all required Credit Agreement approvals with respect to the sale of the New Preferred Shares and the other transactions contemplated hereby, and (y) in the event of such termination, no payment will be due from Roadrunner to the Equity Sponsors hereunder.

2.Conditions. Each Equity Sponsor’s obligation to fund its Commitment shall be subject to the following:

(a)Roadrunner shall have notified the Equity Sponsors at least five (5) Business Days prior to any desired sale of New Preferred Shares to the Equity Sponsors (and in no event shall the Equity Sponsors be required to purchase less than an aggregate of $8,750,000 of New Preferred Shares at any time);

(b)Any desired sale of New Preferred Shares to the Equity Sponsors shall be made (A) pursuant to an investment agreement containing (i) representations and warranties made by Roadrunner and the survival thereof, (ii) conditions to closing and (iii) covenants with respect to tax matters that are no less favorable to the Equity Sponsors than the terms with respect to such matters set forth in the Investment Agreement, mutatis mutandis to eliminate provisions that are no longer applicable to Roadrunner and (B) subject to amendment of the Stockholders Agreement (as defined in the Investment Agreement) to extend the benefits of such Agreement to such New Preferred Shares;

(c)Roadrunner shall have received all approvals (if any) required under the Credit Agreement, as well as any applicable approvals required under stock exchange rules or applicable Laws, in connection with the issuance and sale of the New Preferred Shares as contemplated by this Agreement;

(d)No “Default” under the Credit Agreement shall have occurred and be continuing, or would result from the desired sale of New Preferred Shares; and

(e)No “Triggering Event” (as defined in the Certificate of Designations) shall have occurred and be continuing, or would result from the desired sale of New Preferred Sales.

3.Representations and Warranties. Each party hereby represents and warrants to the other parties, solely with respect to such parties, that (a) such party has all requisite corporate or limited partnership power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by such party has been duly and validly authorized and approved by all necessary action by it, (c) this Agreement has been duly and validly executed and delivered by such party and (assuming due execution and delivery of this Agreement by the other parties) constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (d) the execution, delivery and performance by such party of this Agreement do not and will not (i) violate such party’s Organizational Documents, (ii) violate any applicable law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which such party is a party. Each Equity Sponsor hereby represents and warrants to Parent, solely with respect to such Equity Sponsor, that such Equity Sponsor has unrestricted available funds or capital commitments in an amount that, after subtracting any other outstanding commitments or liabilities of such Equity Sponsor, is not less than its Commitment and may be used to satisfy such Equity Sponsor’s obligations hereunder without satisfaction of conditions outside of such Equity Sponsor’s control (other than the conditions expressly set forth herein).

4.Parties in Interest; Enforceability. This Agreement shall only be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to, and does not, confer upon any other Person any benefits, rights or remedies.

5.Amendment. No amendment, modification or waiver of any provision of this Agreement will be enforceable unless approved in writing by Roadrunner and each Equity Sponsor.

6.Termination. This Agreement and all obligations of each Equity Sponsor to fund its Commitment will terminate automatically and immediately upon the earlier of (i) the six-month anniversary of this Agreement and (ii) the occurrence of a “Change of Control” (as such term is defined in the Certificate of Designations). Notwithstanding anything set forth in this Section 6, Sections 7 through 11 and Section 13 shall survive the termination of this Agreement, subject to the applicable statute of limitations.

7.Headings; Construction. The descriptive headings contained in this Agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

8.Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.7 of the Investment Agreement shall be deemed effective service of process on such party.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.Entire Agreement; Integration. This Agreement constitutes the entire agreement of Roadrunner and each Equity Sponsor with respect to the subject matter hereof, and supersedes all prior agreements, understandings and statements, written or oral, which may have related to such subject matter in any way, between the Equity Sponsors or any of their Affiliates, on the one hand, and Roadrunner or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.No Assignment. Neither this Agreement nor any Commitment evidenced by this Agreement shall be assignable without the prior written consent of Roadrunner and each Equity Sponsor; provided, however, that, without the consent of Roadrunner, each Equity Sponsor may assign all or any portion of its Commitment hereunder to any Affiliate of such Equity Sponsor; provided, that such Equity Sponsor shall remain liable for all of its obligations hereunder to the extent not performed by the assignee. Any purported assignment of this Agreement or any Commitment in contravention of this Section 10 shall be null and void ab initio.

11.No Recourse against Affiliates, etc. Notwithstanding anything that may be expressed or implied in this Agreement, by their acceptance hereof Roadrunner covenants, acknowledges and agrees for itself and its Affiliates, that (a) no Person other than the Equity Sponsors shall have any obligation hereunder, (b) notwithstanding that each Equity Sponsor is a limited partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith may be sought or had against any Affiliate of such Equity Sponsor, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, and (c) no liability whatsoever will attach to, be imposed on or otherwise be incurred by any Person not a party to this Agreement in connection with this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith for any obligation of any Equity Sponsor under this Agreement or in connection with its Commitment, or any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of this Agreement or its Commitment. Notwithstanding anything to the contrary herein, this Section 11 shall survive the termination of this Agreement.

12.Specific Performance. Each of the parties hereto agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that it does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of it hereunder) in accordance with its specified terms or otherwise breach such provisions. Each Equity Sponsor acknowledges and agrees that (i) Roadrunner shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the designated courts described herein and (ii) such rights of specific performance are an integral part of the transactions contemplated by this Agreement. Each Equity Sponsor agrees that it will not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that any other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each of the parties hereto acknowledges and agrees that if Roadrunner seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then Roadrunner shall not be required to provide any bond or other security in connection with any such order or injunction.

13.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

14.Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via email, telecopy (or other facsimile device) to the email address or number set out below if the sender, on the same day, sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth in the Investment Agreement, unless another address has been previously or is hereafter specified in writing by such party.

15.Relationship of the Equity Sponsors; Several Liability. Each party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each Equity Sponsor under this Agreement are solely contractual in nature and (c) the determinations of each Equity Sponsor to enter into this Agreement, waive and/or enforce any right of such Equity Sponsor hereunder and/or consummate the transactions contemplated hereby shall be made independent of the other Equity Sponsor. Notwithstanding anything to the contrary contained in this Agreement, the liability of each Equity Sponsor hereunder shall be several, not joint and several, and no Equity Sponsor and/or its permitted assignees will have any obligation under any circumstance to contribute to, purchase equity securities of, or otherwise provide funds to, Roadrunner in any amount in excess of such Equity Sponsor’s Commitment.
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BROCKDALE INVESTMENTS LP By: Middleton International Limited, its General Partner By: /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President
ELLIOTT ASSOCIATES, L.P. By: Elliott Capital Advisors, L.P., its General Partner By: Braxton Associates, Inc., its General Partner By: /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President

Agreed to and accepted:
ROADRUNNER TRANSPORTATION SYSTEMS, INC. By: /s/ Curtis W. Stoelting Name: Curtis W. Stoelting Title: Chief Executive Officer

EXHIBIT A

EQUITY SPONSOR	COMMITMENT PERCENTAGE
Elliott Associates, L.P.	32.0%
Brockdale Investments LP	68.0%
Total:	100.0%